Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Oscient Pharmaceuticals Corporation for the registration of 22,997,597 shares of its common stock and $152,750,000 of its 3.5% Senior Convertible Notes and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements of Oscient Pharmaceuticals Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

December 16, 2004